                                                                   Exhibit 10.3


                          BAY MEADOWS OPERATING COMPANY
                               Board of Directors


August 30, 1996

F. Jack Liebau.
President
Bay Meadows Operating Company
2600 S. Delaware Street
San Mateo, California  94402

Dear Mr. Liebau:

                  Bay Meadows Operating Company (the "Company") considers it essential to the best interests of the Company and its shareholders to encourage the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders. Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's top management, including yourself, to their assigned duties without distraction in the face of the potentially disturbing circumstances arising from the possibility of a disposition or other change in the structure of the Company.

                  To persuade you to remain in the employ of the Company and in consideration of your agreement stated in Section 5, the Company agrees with you as follows:

                  1. Term and Operation of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through December 31, 1997; provided, however, that commencing on January 1, 1998 and each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than June 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; and provided further, that notwithstanding any such notice by the Company not to extend, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the term provided herein if a "Change in Control" (as defined in Section 2) shall have occurred during such term.

                  2. Change in Control. For purposes of this Agreement, a "Change in Control" shall mean any one or more of the following:

                           (i) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the Voting Securities of the Company outstanding immediately prior to such a merger or consolidation continuing to represent (either by remaining outstanding or by being converted into Voting Securities of the surviving entity) at least 90% of the total voting power represented by the Voting Securities of the Company or such surviving entity outstanding immediately after such merger or consolidation;

                           (ii) the stockholders of the Company approve a plan of complete liquidation of the Company, an agreement for the sale or disposition by the Company (in one transaction or a series of transactions) of all or substantially all the Company's assets, or a plan pursuant to which (in one transaction or a series of transactions) all or substantially all the Company's assets shall be transferred to a person (defined, for purposes of this Section 2, as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934, as amended) not wholly owned by the Company (including but not limited to a plan pursuant to which all or substantially all of the Company's assets shall be transferred to a partnership not entirely owned by the Company);

                           (iii) any person holds or comes to hold directly or indirectly 20% or more of the voting power entitled to elect the Company's directors, whether through "beneficial ownership" (defined, for purposes of this Section 2, as defined in Rule 13d-3 under such
         Act) of the Company's securities or otherwise, provided that the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company (excluding an acquisition by virtue of the exercise of a conversion privilege), (b) any acquisition by the Company, or (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company;

                           (iv) individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board") cease for any reasons to constitute at least a majority of the Board; provided, however, than any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then compromising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

                           (v) the Company's Board of Directors shall authorize any action which if consummated would constitute a Change in Control;

                           (vi) the Company shall enter into an agreement the consummation of which would result in the occurrence of a Change in Control; or

                           (vii) the Company shall publicly announce an intention to take or to consider taking actions which if consummated would constitute a Change in Control.

                  3. Termination In Connection With or After Change in Control.

                  (a) General. If, during the term of this Agreement, your employment terminates in connection with or after a Change in Control, you shall be entitled to the benefits provided in Section 4(c) unless such termination is
(i) because of your death or Retirement, (ii) by the Company for Cause or Disability or (iii) by you other than for Good Reason.

                  (b) Disability; Retirement. Termination by the Company of your employment based on "Disability" shall mean termination because of your absence from your duties with the Company on a full-time basis on account of physical or mental health conditions continued after the period for which you are entitled to continued employment under the Company's disability policy as in effect on the date hereof, unless within 30 days after Notice of Termination (as hereinafter defined) is given following such absence you shall have returned to the full-time performance of your duties. (Any termination on account of disability will be subject to your rights and benefits under such plan, and no purported Notice of Termination contrary to such plan will be deemed to commence the running of the 30-day period referred to in the preceding sentence or be considered a termination for Disability for any purpose.) Termination by the Company or you of your employment based on "Retirement" shall mean termination in accordance with the Company's retirement policy in effect on the date hereof, including (at your election, as set forth in writing) early retirement, generally applicable to its salaried employees or in accordance with any retirement arrangement established with your written consent with respect to you.

                  (c) Cause. Termination by the Company of your employment for "Cause" shall mean termination upon

                           (i) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure resulting from your termination for Good Reason), after a demand for substantial performance is delivered to you by the Board which specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or

                           (ii) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

For purposes of this paragraph, no act, or failure to act, on your part shall be considered "willful" unless done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in Section 3(c)(i) or (ii) and specifying the particulars thereof in detail.

                  (d) Good Reason. You shall be entitled to terminate your employment for Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following, unless you have given your express written consent thereto:

                           (i) the assignment to you of any duties inconsistent with your then-existing position, duties and status with the Company; a substantial alteration in the nature or status of your then-existing responsibilities; the failure to provide you with substantially the same perquisites which you then had, including but not limited to your office and appropriate support services; or a change in your then-existing titles or offices, or any removal of you from or any failure to re-elect you to any of such positions;

                           (ii) a reduction by the Company in your base salary as in effect on the date of this Agreement or as the same may be increased from time to time;

                           (iii) the Company's either requiring you to be based anywhere other than the San Mateo area where your office is located at the date of this Agreement, except for required travel on the Company's business to an extent substantially consistent with your present business travel obligations, or the Company's transferring or merging its racing operations to or with those at Golden Gate Fields;

                           (iv) the failure by the Company to continue in effect any benefit, pension or compensation plan, savings and profit sharing plan, life insurance plan, medical insurance plan or health-and-accident plan (including, without limitation, the California Race Track Pension Plan) in which you are participating, or in which you are entitled to participate, at the date hereof (or plans providing you with substantially similar benefits); the taking of any action by the Company which would adversely affect your participation in or materially reduce your benefits under any of such plans or deprive you of any material fringe benefit enjoyed by you, or to which you are entitled, at the date of this Agreement; or the failure by the Company to provide you with the number of paid vacation days to which you are entitled in accordance with the Company's vacation policy in effect on the date hereof;

                           (v) the failure by the Company to obtain the written assumption of this Agreement by any successor as contemplated in
         Section 6;

                           (vi) any purported termination of your employment by the Company which does not satisfy the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective; or

                           (vii) if the Change in Control is one described in Sections 2(iv) through (v), you shall give Notice of Termination within 9 months after the effectiveness of such Change in Control stating that you have determined, in your sole discretion, to terminate your employment.

Your right to terminate your employment pursuant to this Section 3(d) shall not be affected by your incapacity due to physical or mental illness.

                  (e) Notice of Termination. Any purported termination by the Company pursuant to Section 3(b) or (c) or by you pursuant to Section 3(d) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

                  (f) Date of Termination. "Date of Termination" shall mean (A) if your employment is terminated for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), and
(B) if your employment is terminated pursuant to Section 3(c) or (d) or for any other reason, the date specified in the Notice of Termination (which, in the case of a termination pursuant to Section 3(c) shall not be less than 30 days, and in the case of a termination pursuant to Section 3(d) shall not be more than 60 days, from the date such Notice of Termination is given); provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notified the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties, by a binding and final arbitration award or by a final judgment, order or a decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected); and provided further that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice of dispute was given (including, but not limited to, base salary, bonus and incentive compensation), and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice of dispute was given, until the dispute is finally resolved in accordance with this Section 3(f). Amounts paid under this Section 3(f) are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

                  4. Compensation Upon Termination or During Disability.

                  (a) During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive benefits not less than those payable under the Company's disability plans in effect on the date hereof.

                  (b) If your employment shall be terminated for Cause, the Company shall pay you your full base salary, and accrued vacation and personal holidays, through the Date of Termination at the rate in effect at the time Notice of Termination is given and the Company shall have no further obligation to you under this Agreement.

                  (c) The benefits referred to in Section 3(a) are as follows:

                           (i) the Company shall pay you your full base salary, and accrued vacation and personal holidays through the Date of Termination at the highest rate in effect at any time during the 12 months immediately preceding the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof;

                           (ii) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you, not later than the fifth day following the Date of Termination, a lump sum severance payment equal to two times the sum of (A) your annual base salary (including, without limitation, any portion you elected to defer to a plan maintained by the Company or otherwise) at the highest rate in effect at any time during the 12 months immediately preceding the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof, and (B) the amount of any bonus and other incentive compensation of any kind paid to you (x) during the 12 months immediately preceding that in which the Date of Termination occurs, or (y) in calendar year 1996, whichever is higher;

                           (iii) in addition to the retirement benefits to which you are entitled under any pension or retirement plan, the Company shall, as directed by you, either (A) continue to designate you as an employee under the plan through January 1, 1998 and through such date make contributions to the plan based on your annual base salary at the highest rate in effect at any time during the 12 months immediately preceding the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof, or (B) pay to you in one sum in cash not later than the fifth day following the Date of Termination, an amount equal to the actuarial equivalent to the excess of (x) over
         (y), where (x) equals the retirement pension (determined as a straight life annuity) to which you would have been entitled under the terms of the plan (without regard to (1) any limitation on the amount used in the calculation of the regular pension thereunder, (2) any offset thereunder for severance allowances payable hereunder or (3) any amendment to the plan made subsequent to a Change in Control, which amendment adversely affects in any manner the computation of retirement benefits under the applicable plans), determined as if you were fully vested thereunder and had accumulated (after any termination pursuant to Section 3) two additional years of continuous service thereunder at your highest rate of earnings (as defined in the plan) during the year immediately preceding the occurrence of the circumstances giving rise to the Notice of Termination given in respect thereof; and where (y) equals the retirement pension (determined as a straight life annuity) to which you are entitled pursuant to the provisions of such plans; and to the extent pension and retirement benefits with respect to prior service is not vested, the amount to be so paid shall be increased by an amount equal to the current actuarial value such benefits would have if they were vested; and for purposes of this Section 4(c)(iii), "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Company's retirement plans and programs immediately prior to the Change in Control;

                           (iv) the Company will permit you, by giving notice within 15 days after the Date of Termination, to purchase the Company car assigned to you, if any, for the lower of book value or low Blue Book;

                           (v) the Company shall also pay to you all legal fees and expenses incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement); and

                           (vi) unless you are terminated for Cause, the Company shall maintain or cause to be maintained in full force and effect, for your continued benefit, for a period of two years, all health and welfare benefit plans, including but not limited to life insurance, health insurance, dental insurance, executive financial planning, tax return preparation and executive health benefits in which you participated or were entitled to participate immediately prior to the Date of Termination, provided that your continued participation is possible under the general terms and provisions of such plans and programs. In the event that your participation in any such plan or program is barred, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans and programs. At the end of such 2-year period, you will be entitled to take advantage of any conversion privileges applicable to the benefits available under any such plans or programs. Benefits under this Section 4(c)(vi) all terminate if, during such 2-year period and at your sole option, you become employed on a full-time basis.

                  (d) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

                  5. Employment. Subject to your rights under Section 3(d), you agree to remain in the employ of the Company until the earlier of (i) December 31, 1997 or (ii) six (6) months after the occurrence of a Change in Control described in Section 2(v), 2(vi) or 2(vii).

                  6. Successors; Binding Agreement.

                  (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to the Company, by agreement in form and substance satisfactory to you, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. (Notwithstanding the foregoing, if the succession constitutes a Change in Control, then the provisions hereof applicable in the event of a Change in Control shall apply with respect to the succession). Failure of the Company to obtain such agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the amount and on the same terms as you would be entitled hereunder if you terminated your employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 6 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, or otherwise.

                  (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If you should die while any amount would be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

                  7. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States Registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  8. Miscellaneous. No provision of this Agreement may be modified waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the time or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.

                  9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                  10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

                  If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

                                            Sincerely yours,


                                            /s/ John C. Harris
                                            John C. Harris
                                            Chairman of the Board of Directors

Agreed to as of the date hereof:


/s/ F. Jack Liebau
------------------------------
F. Jack Liebau